Exhibit 10.56

AMENDMENT SIX

TO THE

TORCHMARK CORPORATION

SAVINGS AND INVESTMENT PLAN

(As Restated Effective January 1, 2009)

Pursuant to Section 13.1 of the Torchmark Corporation Savings and Investment Plan (the “Plan”), Torchmark Corporation (the “Company”) hereby amends the Plan effective January 1, 2012, as follows:

1.	Section 1.24 of the Plan is replaced in its entirety and shall read as follows:

Section 1.24 Eligible Employee. All Employees of an Employer other than:

(a)	Employees included in a unit of employees covered by a collective bargaining agreement between the Employer and the employee representatives in the negotiation of which retirement benefits were the subject of good faith bargaining, unless such bargaining agreement provides for participation in the Plan;

(b)	Leased employees which are not otherwise Employees of the Employer and who, pursuant to a leasing agreement between the Employer and any other person, have performed services for the Employer (or for the Employer and any persons related to the Employer within the meaning of Code §144(a)(3)) on a substantially full time basis for at least one year and who performs services under the primary direction and control of the Employer;

(c)	Any Employee of United Investors Life Insurance Company who is first credited with an Hour of Service on or after January 1, 1995;

(d)	Any Employee of Liberty National Life Insurance Company who is first credited with an Hour of Service on or after January 1, 1995 and before January 1, 2012 except those who are classified, treated or otherwise characterized by the Employer as general agents, trainers, agents, branch managers, regional managers, district managers, brokers, solicitors, unit managers, assistant unit managers or any other individual whose primary duty involves the direct sale of insurance, regardless of the mode of compensation; and

(e)	Any Employee holding the position of branch manager with Globe Life and Accident Insurance Company.

2.	Section 1.27 of the Plan is replaced in its entirety and shall read as follows:

Section 1.27 Employee. Any individual who is classified, treated or otherwise characterized by an Employer as a common law employee of an Employer, and leased employees within the meaning of Code § 414(n)(2). Notwithstanding the foregoing, if such leased employees do not constitute more than twenty percent of the Employer’s nonhighly compensated work force within the meaning of Code § 414(n)(5)(C)(ii), the term “Employee” shall not include those leased employees covered by a plan described in Code § 414(n)(5) unless otherwise provided by the terms of this Plan. Any individual who is classified, treated or otherwise characterized by an Employer as an independent contractor is not included in the term “Employee.” The foregoing determination of whether an individual is an “Employee” for purposes of this Plan shall be made by an Employer subject to the approval and consent of the Administrator in its sole discretion. Said determination shall apply for all purposes of this Plan and regardless of whether such individual is later classified by any governmental agency, court, tribunal, governing body or any other person or entity as a common law employee of an Employer. It is the intent hereof that an Employer subject to the approval and consent of the Administrator shall decide in its sole discretion which individuals are classified as an Employee for purposes of this Plan.

3.	Section 2.1 of the Plan is replaced in its entirety and shall read as follows:

Section 2.1 Participation in the Plan. An Eligible Employee may begin participation in the Plan as of the Entry Date coincident with or immediately following his date of hire, provided such Eligible Employee is employed by the Employer on such Entry Date. An individual who has ceased participation in the Plan and who is rehired by the Employer as an Eligible Employee shall become a Participant as of the date of rehire, unless he has had a one-year Break in Service. If an individual resumes employment with the Employer as an Eligible Employee after a one-year Break in Service, he shall become a Participant upon completion of a Year of Service, retroactive to a date which is not later than the date of rehire.

4.	Section 3.6 of the Plan is replaced in its entirety and shall read as follows:

Section 3.6 Automatic Enrollment of Participants. The automatic enrollment feature set forth in this Section is intended to be a Qualified Automatic Contribution Arrangement (“QACA”) as described in § 902(a) of the Pension Protection Act of 2006 and Code § 401(k)(13).

Notwithstanding Section 3.5, any Eligible Employee who completes a Year of Service and has not completed an enrollment form by the Entry Date coincident with or immediately following the completion of a Year of Service shall be automatically enrolled as a Participant and shall automatically have an amount equal to 3% of his or her Compensation for each pay period deferred and deposited to his or her Salary Deferral Account.

Unless modified by the Participant pursuant to Section 3.7, each Participant’s Salary Deferral percentage shall be determined in accordance with the following:

(a)	3% of Compensation beginning on the Participant’s entry date and ending on the last day of the first Plan Year beginning after the Participant’s entry date.

(b)	4% of Compensation for the Plan Year immediately following the period set forth in (a);

(c)	5% of Compensation for the Plan Year immediately following the period set forth in (b);

(d)	6% of Compensation for the Plan Year immediately following the period set forth in (c) and all subsequent Plan Years.

The Participant’s Salary Deferral Account shall be invested in a fund selected by the Plan Administrator unless and until the Participant gives appropriate notice to the Plan Administrator to reallocate Investments under the Plan. The Plan Administrator may implement this automatic enrollment program through whatever procedure it deems appropriate, provided that such procedure applies on a non-discriminatory basis to all Participants.

5.	New Section 3.9.5 is added to the Plan and shall read as follows:

3.9.5 Notwithstanding the foregoing, the Employer will not make a Safe Harbor Matching Contribution with respect to a Participant’s Salary Deferrals made before the Participant completes a Year of Service.

6.	Section 14.8 of the Plan is replaced in its entirety and shall read as follows:

Section 14.8 Participation in the Plan by an Affiliate.

14.8.1 Subject to the approval of the Board of Directors of the Company, an Affiliate, by duly authorized action of its Board of Directors, may adopt the Plan and determine the classes of its Employees who shall be Eligible Employees. Such Affiliate shall make such contributions to the Plan on behalf of such Employees as is determined by the Company. If no such action is taken, the Eligible Employees and the amount of contribution shall be determined in accordance with the Plan provisions applicable to an Employer.

14.8.2 By duly authorized action of its Board of Directors, an Affiliate may terminate its participation in the Plan or withdraw from the Plan and the Trust.

14.8.3 An Employer other than the Company shall have no power with respect to the Plan except as specifically provided by this Section 14.8.

IN WITNESS WHEREOF, the Company has caused this Amendment Six to said Plan to be executed on this the ______ day of _________________, 2012.

TORCHMARK CORPORATION

By:

Its:

4